EXHIBIT 2.3(C)

                              AMENDMENT TO
                 AGREEMENT AND PLAN OF REORGANIZATION,
                    REGISTRATION RIGHTS AGREEMENT,
                        AND ESCROW AGREEMENT

     THIS AMENDMENT is made this April 4, 1997, but effective as of June 28, 1996, by and among NATIONAL ACTION FINANCIAL SERVICES, INC., a Georgia corporation, for itself and as successor to SC ACQUISITION CORP., a Nebraska corporation, ("NAFS"), SITEL CORPORATION, a Minnesota corporation ("SITEL"), MICHAEL W. FLETCHER individually and also in his capacity as Stockholders' Representative ("Stockholders Representative"), and (with respect to the Escrow Agreement only) FIRST BANK, N.A., as Escrow Agent.

     This Amendment amends the Agreement and Plan of Reorganization dated June 6, 1996, as amended (the "Merger Agreement"), the Registration Rights Agreement dated June 28, 1996 (the "Registration Rights Agreement"), and the Escrow Agreement dated July 3, 1996 (the "Escrow Agreement") by and among the above parties. The Merger Agreement, Registration Rights Agreement, and Escrow Agreement are referred to collectively as the "Agreements".

     WE AGREE AS FOLLOWS:

                            MERGER AGREEMENT
                            ________________

      1. The following definition of "Audit Completion Date" is added in alphabetical order to Article I of the Merger Agreement:

         "Audit Completion Date" means the date of issuance of the first report of independent auditors on the financial statements of the combined enterprise of SITEL and NAFS following the Closing Date.

     2. The definition of "Escrow Period" in Article I of the Merger Agreement is amended to state in its entirety as follows:

         "Escrow Period" means the period beginning on the Closing Date and ending on the earlier of the Audit Completion Date or the one year anniversary of the Closing Date.

       3. The definition of "Survival Period" in Article I of the Merger Agreement is amended to state in its entirety as follows:

          "Survival Period" means the period beginning on the Closing Date and ending on the earlier of the Audit Completion Date or the one year anniversary of the Closing Date.

     4. Section 4.6 of the Merger Agreement is amended to state in its entirety as follows:

          4.6 Escrow Agreement. At the Closing, SITEL, Stockholders' Representative, and an escrow agent to be mutually agreed upon by the parties prior to Closing (the "Escrow Agent") shall execute and deliver an Escrow Agreement in mutually satisfactory form (the "Escrow Agreement"). Pursuant to the Escrow Agreement, at the Closing SITEL shall deliver the Indemnity Escrow Shares to the Escrow Agent. The Indemnity Escrow Shares shall secure the NAFS Stockholders' indemnification obligations to SITEL and its affiliates for the NAFS Stockholders' representations, warranties and covenants under or pursuant to this Agreement for the Escrow
     Period. As will be provided in the Escrow Agreement, during the Escrow Period, the NAFS Stockholders shall be entitled to vote the Indemnity Escrow Shares and to receive any dividends paid on the Indemnity Escrow Shares. As will be provided in the Escrow Agreement, to the extent Indemnity Escrow Shares are applied to indemnification obligations of the NAFS Shareholders, any dividends paid to NAFS Shareholders in respect of the applied Indemnity Escrow Shares shall be returned to SITEL promptly following application of the Indemnity Escrow Shares. As will be provided in the Escrow Agreement, to the extent not applied to any indemnification obligations of the NAFS Stockholders during the Escrow Period, the Indemnity Escrow Shares shall be immediately released to the NAFS Stockholders following the Escrow Period.

    5. Section 6.8 of the Merger Agreement is amended to state in its entirety as follows:

         6.8 Accounts Receivable. The accounts receivable of NAFS arising from the Business as set forth on the Interim Balance Sheet or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; and are not subject to valid defenses, set-offs or counterclaims. The allowance for collection losses on the Interim Balance Sheet has been determined in accordance with GAAP consistent with past practice.

     6. Section 10.3 of the Merger Agreement is amended to state in its entirety as follows:

         10.3 Method of Asserting Claims; Limitations on Indemnification.
              ___________________________________________________________

        10.3.1 Claim Notice.
               _____________

          (a) In the event that (1) any SITEL Claim is asserted against or sought to be collected from an Indemnified SITEL Party by a third party, or
     (2) an Indemnified SITEL Party has a SITEL Claim against NAFS Stockholders which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified SITEL Party shall promptly notify the Stockholders' Representative of such SITEL Claim, specifying the nature of such SITEL Claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such SITEL Claim) (the "Claim Notice"). The Stockholders' Representative shall have thirty (30) days from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnified SITEL Party, (i) whether or not they dispute their liability to the Indemnified SITEL Party hereunder with respect to such SITEL Claim and (ii) in the case of a SITEL Claim involving a third party, notwithstanding any such dispute, whether or not they desire, at their sole cost and expense, to defend the Indemnified SITEL Party against such SITEL Claim.

          (b)(1) A Claim Notice for a SITEL Claim must be given to NAFS and Stockholders' Representative within the Survival Period. The NAFS Stockholders shall not have any indemnification obligations under this
     Article X with respect to SITEL Claims for which a Claim Notice is not given to them within the Survival Period.

          (c) The NAFS Stockholders shall be obligated to indemnify the SITEL Indemnified Parties with respect to SITEL Claims only to the extent of the excess of such SITEL Claims (which either have been paid to third parties or, if the claim originates with SITEL or NAFS, then which have been presented and for which the NAFS Stockholders would have liability in accordance with this Section 10.3 (without regard to this Section 10.3
     (c) over $200,000 in the aggregate; provided, however, that this claims "basket" shall not apply to the NAFS Stockholders' obligation to indemnify the SITEL Indemnified Parties with respect to any misrepresentation in or omission from the certificate with respect to the Net Book Value.

          (d) The NAFS Stockholders' obligations for indemnification under this
     Article X, and obligations underlying the other rights and remedies referred to in Section 10.7, shall not exceed an amount equal to thirty percent (30%) of the SITEL Common Shares comprising the Adjusted Merger Consideration or, to the extent that the NAFS Stockholders no longer hold such shares at the time of indemnification, the cash equivalent of such shares based upon the Exchange Price (the "Aggregate Indemnification Limit"). An individual NAFS Stockholder's obligations for indemnification under this Article X shall not exceed such NAFS Stockholder's pro rata share of the Aggregate Indemnification Limit, based upon such NAFS Stockholder's percentage share of the NAFS Common Shares outstanding (on an as converted and fully diluted basis) immediately prior to the Effective Time.

        (e) The amount of any SITEL Claim shall be reduced by the Federal and state income tax benefits (computed using the then maximum marginal corporate income tax rates) realized by the SITEL Indemnified Parties with respect to such SITEL Claim. At the time the SITEL Indemnified Parties give the Stockholders' Representative a Claim Notice, the SITEL Indemnified Parties shall make a good faith estimate of any Federal and state income tax benefits that will result from the Claim, and such Claim Notice shall set forth in reasonable detail the computation of such estimated tax benefits. If such estimated tax benefits and the SITEL Indemnified Parties' actual tax benefits with respect to a Claim differ, prompt adjustment shall be made for the amount of the difference at the time the actual tax benefit is determined; provided that no adjustment shall be made with respect to any difference which cannot reasonably be determined until after the Survival Period.

          (f) Notwithstanding anything to the contrary in this Agreement, the NAFS Stockholders's representations, warranties and covenants do not extend to and NAFS Stockholders shall not be obligated to indemnify the Indemnified SITEL Parties with respect to any damages, losses, deficiencies, liabilities, costs and expenses associated with the termination of any NAFS state collection agency licenses at or following the Closing solely because of the Merger.

          (g) The amount of a SITEL Claim shall not bear interest except after it has been reduced to a judgment, settlement or arbitration award and then it shall bear interest at the judgment rate provided by Nebraska law.

          (h)  [Deleted]

      7. Section 10.5 of the Merger Agreement is amended to state in its entirety as follows:

           10.5 Application or Release of Indemnity Escrow Shares.
                ___________________________________________________


           10.5.1  Application to Pay Indemnity Claims.  During the Escrow
                   ________________________________________________________

     Period, the Escrow Agent shall deliver the Indemnity Escrow Shares from time to time upon receipt of any of the following:

                  (a) A joint statement signed by SITEL and Stockholders' Representative stating that an indemnity claim of an Indemnified SITEL Party shall be paid out of the Indemnity Escrow Shares, indicating the amount of the indemnity claim, the number of Indemnity Escrow Shares to be applied to pay such indemnity claim and the person or persons to whom such Indemnity Escrow Shares are to be delivered; or

                  (b) An award rendered by an arbitrator, pursuant to an arbitration conducted in accordance with Section 1.4.3 of the Escrow Agreement, directing that an indemnity claim of an Indemnified SITEL Party shall be paid out of the Indemnity Escrow Shares, indicating the amount of the indemnity claim, the number of Indemnity Escrow Shares to be applied to pay such indemnity claim and the person or persons to whom such Indemnity Escrow Shares are to be delivered; or

                  (c) An order of a court of competent jurisdiction, which has not been appealed within the applicable time period or is non-appealable, directing that an indemnity claim of an Indemnified SITEL Party shall be paid out of the Indemnity Escrow Shares, indicating the amount of the indemnity claim, the number of Indemnity Escrow Shares to be applied to pay such indemnity claim and the person or persons to whom such Indemnity Escrow Shares are to be delivered.

     For purposes of this Section 10.5, unless otherwise agreed by the Indemnified SITEL Parties and Stockholders' Representative, each Indemnity Escrow Share shall have a deemed value of $27.375 (the price at which such shares were valued for purposes of the Merger) and the indemnity claims shall be paid pro rata out of the NAFS Stockholders' respective SITEL Common Shares included within the Indemnity Escrow Shares. Delivery of shares in respect of indemnity claims shall be effected by the Escrow Agent delivering the certificates evidencing the Indemnity Escrow Shares to the transfer agent for the Company together with the related stock powers (duly completed by the Escrow Agent as to the pro rata number of shares being delivered out of each certificate) with instructions to deliver the appropriate number of shares from the certificates to the Company and the balance to be reissued in the names of the NAFS Stockholders named on the certificates and redelivered to the Escrow Agent.

          10.5.2 Release Immediately Following the Escrow Period. To the extent not previously delivered pursuant to Section 10.5.1, the Indemnity Escrow Shares shall be delivered immediately following the expiration of the Escrow Period. The Indemnified SITEL Parties shall receive therefrom, to the extent not previously paid by Stockholders' Representative or NAFS Stockholders, disbursed from the Indemnity Escrow Shares, or designated for disbursement from the Indemnity Escrow Shares, the number of Indemnity Escrow Shares necessary to satisfy the aggregate sum of all indemnity claims resolved in favor of the Indemnified SITEL Parties reduced by the aggregate sum of all indemnity claims resolved in favor of the Indemnified NAFS Parties. The balance of the Indemnity Escrow Shares shall be distributed to the NAFS Stockholders pro rata, in accordance with their percentage ownership of the NAFS Common Shares (on an as converted and fully diluted basis) outstanding immediately prior to the Effective Time.

     10.5.3 Non-Limitation of Liability. Nothing in this Section 10.5 or in the Escrow Agreement shall be construed to limit the liability of the NAFS Stockholders under Section 10.1, or under any other provisions of this Agreement, to the amount of the Indemnity Escrow Shares.

     8.   Section 10.6 Right of Setoff of the Merger Agreement is deleted.

                                 ESCROW AGREEMENT
                                 _________________

     9. Section 1.1 of the Escrow Agreement is amended to state in its entirety as follows:

          1.1 Deposit of Indemnity Escrow Shares. Pursuant to Section 4.6 of the Merger Agreement, SITEL has delivered to Escrow Agent at Closing the Indemnity Escrow Shares, consisting of Sixty-Eight Thousand Five Hundred Sixty-Two (68,562) SITEL Common Shares. The Indemnity Escrow Shares are evidenced by certificates issued in the names of the NAFS Stockholders pro rata in accordance with their percentage ownership of the NAFS Common Shares outstanding (on an as converted and fully diluted basis) immediately prior to the Effective Time and include accompanying executed stock powers with signatures appropriately guaranteed and any required transfer tax stamps. Escrow Agent shall place the Indemnity Escrow Shares in a segregated account (the "Escrow Account"). Escrow Agent hereby acknowledges receipt of the Indemnity Escrow Shares. Any shares of SITEL Common Stock that are hereafter issued in respect of the Indemnity Shares by reason of any reclassification, stock split, subdivision or combination of shares, recapitalization, merger or similar capital events shall be considered part of the Indemnity Escrow Shares for all purposes and shall be promptly delivered to the Escrow Agent to be held in the Escrow Account.

      10. Section 1.4.2 of the Escrow Agreement is amended to state in its entirety as follows:

          1.4  Application or Release of Indemnity Escrow Shares.  The
        Escrow Agent shall deliver shares from the Indemnity Escrow Shares from time to time pursuant to Sections 1.4.1 (Applications to Pay Indemnity Claims) and 1.4.2 (Release Following Escrow Period).

         1.4.1 Application to Pay Indemnity Claims. The Escrow Agent shall deliver shares from the Indemnity Escrow Shares during the Escrow Period in payment of indemnity claims within five (5) business days after receipt of any of the following:

               (a) A joint statement signed by SITEL and Stockholders' Representative stating that an indemnity claim of an Indemnified SITEL Party shall be paid out of the Indemnity Escrow Shares, indicating the amount of the indemnity claim, the number of Indemnity Escrow Shares to be applied to pay such indemnity claim and the person or persons to whom such Indemnity Escrow Shares are to be delivered; or

                (b) An award rendered by an arbitrator, pursuant to an arbitration conducted in accordance with Section 1.4.3 of this Escrow Agreement, directing that an indemnity claim of an Indemnified SITEL Party shall be paid out of the Indemnity Escrow Shares, indicating the amount of the indemnity claim, the number of Indemnity Escrow Shares to be applied to pay such indemnity claim and the person or persons to whom such Indemnity Escrow Shares are to be delivered; or

                (c) An order of a court of competent jurisdiction, which has not been appealed within the applicable time period or is non-appealable, directing that an indemnity claim of an Indemnified SITEL Party shall be paid out of the Indemnity Escrow Shares, indicating the amount of the indemnity claim, the number of Indemnity Escrow Shares to be applied to pay such indemnity claim and the person or persons to whom such Indemnity Escrow Shares are to be delivered.

For purposes of payment of indemnity claims out of the Indemnity Escrow Shares, unless otherwise agreed by the Indemnified SITEL Parties and Stockholders' Representative, each Indemnity Escrow Share shall have a deemed value of $27.375 (the price at which such shares were valued for purposes of the Merger) and the indemnity claims shall be paid pro rata out of the NAFS Stockholders' respective SITEL Common Shares included within the Indemnity Escrow Shares. Delivery of shares in respect of indemnity claims shall be effected by the Escrow Agent delivering the certificates evidencing the Indemnity Escrow Shares to the transfer agent for the Company together with the related stock powers (duly completed by the Escrow Agent as to the pro rata number of shares being delivered out of each certificate) with instructions to deliver the appropriate number of shares from the certificates to the Company and the balance to be reissued in the names of the NAFS Stockholders named on the certificates and redelivered to the Escrow Agent.

     1.4.2 Release Following Escrow Period. To the extent not previously distributed pursuant to Section 1.4.1, the Indemnity Escrow Shares shall be delivered on the first business day immediately following the Escrow Period.
The Indemnified SITEL Parties shall receive therefrom, to the extent not previously paid by Stockholders' Representative or NAFS Stockholders or disbursed from the Indemnity Escrow Shares, the number of Indemnity Escrow Shares necessary to satisfy the aggregate sum of all indemnity claims resolved, in one of the manners contemplated in Section 1.4.1, in favor of the Indemnified SITEL Parties, reduced by the aggregate sum of all indemnity claims resolved, in one of the manners contemplated in Section 1.4.1, in favor of the Indemnified NAFS Parties. The balance of the Indemnity Escrow Shares shall be distributed to the Stockholders' Representative for further distribution to the NAFS Stockholders pro rata, in accordance with their percentage ownership of the NAFS Common Shares (on an as converted and fully diluted basis) outstanding immediately prior to the Effective Time.

    1.4.3  Resolution of Dispute.

          (a) Good Faith Efforts. Because pooling of interests requirements require the distribution of the Indemnity Escrow Shares immediately following the Escrow Period, it is necessary that SITEL and Stockholders' Representative endeavor to reach agreement with respect to indemnity claims as soon as practicable after such indemnity claims arise. In furtherance thereof, SITEL and Stockholders' Representative agree that they shall negotiate in good faith and use all reasonable efforts to agree upon the rights of the respective parties with respect to such indemnity claims. If SITEL and Stockholders' Representative so agree, a certificate setting forth such agreement shall be furnished to the Escrow Agent as provided in Section 1.4.1(a).

          (b) Submission to Arbitration. If, after 30 days following receipt by Stockholders' Representative of any indemnity claim in accordance with Section 10.3 of the Merger Agreement, SITEL and Stockholders' Representative have not reached final agreement upon such indemnity claim, as evidenced by their signing and delivering to Escrow Agent a joint certificate in accordance with Section 1.4.1(a) setting forth such agreement or mutually agreeing that the indemnity claim should not proceed further, then such dispute shall be settled by arbitration in Omaha, Nebraska, before a single arbitrator pursuant to the rules of the American Arbitration Association. Arbitration may be commenced at any time by any party hereto giving written notice to each other party to a dispute that such dispute has been referred to arbitration under this Section
     1.4.3.  With respect to all matters referred to arbitration under this
     Section 1.4.3, SITEL and Stockholders' Representative shall use all reasonable efforts to obtain expeditious arbitration with the objective of resolving the dispute promptly and in all events prior to the expiration of the Escrow Period. The arbitrator shall be selected by the joint agreement of SITEL and the Stockholders' Representative, but if they do not so agree within twenty (20) days after the date of the notice referred to above, the selection shall be made pursuant to the rules of the Association from the panel of arbitrators maintained by such Association. Any award rendered by the arbitrator shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrator giving the reasons for the award.
     This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrator in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. Each party shall pay its own expenses of arbitration and the expenses of the arbitrator shall be equally shared; provided, however, that if in the opinion of the arbitrator any claim for indemnification or any defense or objection thereto was unreasonable, the arbitrator may assess, as part of his award, all or any part of the arbitration expenses of the other party (including reasonable attorneys' fees) and of the arbitrator against the party raising such unreasonable claim, defense or objection.

     11. Article II of the Escrow Agreement is amended to state in its entirety as follows:

ARTICLE II - DIVIDENDS, VOTING AND RIGHTS OF OWNERSHIP

          Any cash dividends, dividends payable in property or other distributions of any kind made in respect of the Indemnity Escrow Shares shall be distributed currently by SITEL directly to the NAFS Stockholders (or the duly registered successor holders of such Indemnity Escrow Shares) pro rata, in accordance with their percentage ownership of the NAFS Common Shares (on an as converted and fully diluted basis) outstanding immediately prior to the Effective Time. Each NAFS Stockholder (or the duly registered successor holders of such Indemnity Escrow Shares) shall have the right to vote his or her pro rata share of the Indemnity Escrow Shares during such time as the Indemnity Escrow Shares are held by the Escrow Agent. To the extent Indemnity Escrow Shares are applied to indemnification obligations of the NAFS Shareholders, any dividends paid to NAFS Shareholders in respect of the applied Indemnity Escrow Shares shall be returned to SITEL promptly following application of the Indemnity Escrow Shares.

                            REGISTRATION RIGHTS AGREEMENT
                            _____________________________

     12. Section 10 of the Registration Rights Agreement is amended to state in its entirety as follows:

           Section 10. Lock-Up Agreement. Each Holder of Registrable Securities has voluntarily and irrevocably offered that, in connection with any firmly underwritten public offering of SITEL's common stock, such Holder shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Registrable Securities (other than those included in such firmly underwritten public offering) without the prior written consent of SITEL or the underwriters managing such underwritten offering, as the case may be, for such period of time (not to exceed 90 days) from the effective date of such registration as may be requested by such managing underwriters and SITEL has accepted such offer in entering into this Agreement; provided, however, that the above lockup agreement shall not apply unless all executive officers, directors and holders of more than 10% of the SITEL's outstanding
     Common Stock enter into similar agreements. In order to enforce the foregoing covenant, SITEL may impose stop-transfer instructions with respect to the Registrable Securities until the end of such lock-up period.

                                    GENERAL
                                    _______

     13. Full Force and Effect. Except as modified hereby, the parties confirm that each Agreement remains in full force and effect according to its terms immediately prior to this Amendment. This Amendment shall be governed by Nebraska law, without regard to its conflicts of laws principles.

                           [Signature page follows]

                              SIGNATURE PAGE TO
                                AMENDMENT TO
                    AGREEMENT AND PLAN OF REORGANIZATION,
                        REGISTRATION RIGHTS AGREEMENT,
                            AND ESCROW AGREEMENT

        IN WITNESS WHEREOF, the parties have executed this Amendment.

                              NATIONAL ACTION FINANCIAL SERVICES, INC.

                              By: /S/ Michael W. Fletcher
                                 Michael W. Fletcher
                                 Chief Executive Officer

                              SITEL CORPORATION

                             By: /S/ Barry S. Major
                                  Barry S. Major
                                 Chief Financial Officer

                              Stockholders' Representative

                              /S/ Michael W. Fletcher
                              Michael W. Fletcher,
                              individually and in his capacity as a
                              Stockholders' Representative pursuant to a
                              Stockholders' Representative Agreement dated as of June 6, 1996, by and among Michael W. Fletcher and the NAFS Stockholders signatory thereto

                               SIGNATURE PAGE TO
                                  AMENDMENT TO
                      AGREEMENT AND PLAN OF REORGANIZATION,
                          REGISTRATION RIGHTS AGREEMENT,
                              AND ESCROW AGREEMENT
                                 (continued)

     The undersigned becomes signatory to this Amendment solely in order to indicate its acknowledgment and acceptance of the Amendments to the Escrow Agreement set forth in paragraphs 9, 10 and 11.

                            FIRST BANK NATIONAL ASSOCIATION
                            (Escrow Agent)

                            By:  /S/ Kathi Sites
                            Title:  Trust Officer
                            Date:   4/21/97

                            By:  /S/ Michael R. O'Malley
                            Title:  Vice President
                            Date:   4/21/97